UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 9, 2012

QLT Inc.

(Exact Name of Registrant as specified in its charter)

British Columbia, Canada	000-17082	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

887 Great Northern Way, Suite 101, Vancouver, B.C.

Canada, V5T 4 T5

(Address of principal executive offices)

Registrant’s telephone number, including area code: (604) 707-7000

Not Applicable

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On July 9, 2012, QLT Inc. (the “Company”) issued as a press release a letter from the Board of Directors of the Company to the Company’s shareholders (the “Shareholder Letter”) indicating that the Company has taken action to strategically reposition the Company. As a result of this strategic repositioning, effective on July 6, 2012, the Company determined to reduce the size of the Company’s workforce by 146 employees. The affected employees will be released over the coming days, weeks and months. The Company estimates the impact of these actions will result in a pre-tax restructuring charge of approximately $15 to $19 million in the third quarter of 2012. The Company estimates that the total cash expense will be approximately $14 to $17 million, including approximately $12 million related to one-time severance and change of control payments and approximately $2 million related to operating leases.

The full text of the Press Release is set forth in Exhibit 99.1 and is incorporated by reference herein.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) In connection with the strategic repositioning of the Company, the Board of Directors has decided to terminate the employment of Robert L. Butchofsky as the Company’s President and Chief Executive Officer effective on July 31, 2012 or the earlier appointment of a new Chief Executive Officer. The Board is currently evaluating several candidates to succeed Mr. Butchofsky.

Additionally, the Company terminated the employment of Cameron R. Nelson as the Company’s Senior Vice President, Finance, Chief Financial Officer and Chief Accounting Officer, effective July 20, 2012, and Linda M. Lupini as the Company’s Senior Vice President, Human Resources and Organizational Development effective August 31, 2012.

(c) Effective upon Mr. Nelson’s termination, the Board of Directors appointed Mr. Sukhi Jagpal as interim Chief Financial Officer and interim Chief Accounting Officer. Mr. Jagpal, age 38, currently serves as the Senior Director, Finance, and Corporate Controller of the Company, and previously served as Director, Finance and Corporate Controller of the Company and, prior to that, as the Company’s Corporate Controller.

(d) Effective on July 9, 2012, the Board of Directors appointed Vince Anido, Jr., Ph.D., as a member of the Board of Directors to fill a previously existing vacancy. Dr. Anido is a highly respected ophthalmology industry veteran and leader. From 2001 to 2012, Dr. Anido was President, Chief Executive Officer and a Director of Ista Pharmaceuticals, a company recently acquired by Bausch & Lomb at a value of approximately $500 million. Prior to this, Dr. Anido was general partner of Windamere Venture Partners, served as President and CEO of CombiChem, Inc., a biotechnology company, and was President of the Americas Region of Allergan, a specialty pharmaceutical company focusing on ophthalmology, dermatology and neuromuscular indications. In the past five years, Dr. Anido has served as a member of the boards of directors of Apria Healthcare, Inc. and Ista Pharmaceuticals. Dr. Anido will serve on the Board’s Compensation and Audit Committees.

Item 8.01. Other Events.

On July 9, 2012, the Company issued a press release relating to the strategic repositioning of the Company and certain other actions of the Board of Directors. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Pursuant to the rules and regulations of the Securities and Exchange Commission, the attached exhibit is deemed to have been furnished to, but not filed with, the Securities and Exchange Commission:

Number	Description

99.1	Press Release dated July 9, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QLT INC.

By:	/s/ Jason M. Aryeh
Name:	Jason M. Aryeh
Title:	Chairman of the Board of Directors

Date: July 10, 2012